Exhibit 99.1

US $

Resolute Reports Preliminary Third Quarter 2019 Results

•	Q3 GAAP net loss of $43 million / $0.47 per share
•	Adjusted EBITDA of $23 million
•	Liquidity remains strong at $566 million
•	Post-quarter senior secured credit facility refinancing to further boost liquidity by $175 million

MONTRÉAL, CANADA, October 31, 2019 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended September 30, 2019, of $43 million, or $0.47 per share, compared to net income of $117 million, or $1.25 per diluted share, in the same period in 2018. Sales were $705 million in the quarter, a decrease of $269 million from the year-ago period. The third quarter of 2018 included sales from the Catawba (South Carolina) and Fairmont (West Virginia) facilities, which were sold in the fourth quarter of 2018. Excluding special items, the company reported a net loss of $34 million, or $0.37 per share, compared to net income of $96 million, or $1.03 per diluted share, in the third quarter of 2018.

“Ongoing weakness in market pulp pricing had a significant impact on our quarterly results,” said Yves Laflamme, president and chief executive officer. “While paper has come under pressure this year and lumber markets continue their slow recovery, we are pleased with the progress in sales growth and productivity gains in the tissue business, as we continue to build our position in the segment with positive EBITDA. In October, we successfully used our strong financial situation to increase and extend our senior secured credit facility by $175 million, providing us additional liquidity at very competitive terms to support our transformation initiatives. The proactive steps we have taken over the last few years to strengthen our balance sheet position us well to execute on our strategy despite the cyclical downturn currently affecting the industry.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported an operating loss of $18 million in the quarter, compared to operating income of $40 million in the second quarter. Lower pricing adversely affected results by $48 million, particularly in market pulp ($34 million), as did an increase in manufacturing costs ($19 million) due to more planned maintenance outages this quarter, and an increase in chemical costs. Lower freight costs and a decrease in share-based compensation expense partially offset these unfavorable items. Overall volumes remained unchanged, as the 25% increase in market pulp shipments outweighed lower paper and lumber volumes.

Market Pulp

The market pulp segment recorded an operating loss of $12 million in the third quarter compared to operating income of $27 million in the second quarter. The drop in profitability was largely attributable to the 15% lower average transaction price, to $625 per metric ton, as global market conditions further weakened. The operating cost per unit (the “delivered cost”) rose by $34 per metric ton, to $664, largely due to additional maintenance costs, mainly incurred during the scheduled outages at two mills. Given steps taken to reduce finished goods inventory, shipments rose by 63,000 metric tons. Despite the volume increase, EBITDA fell to negative $5 million in the third quarter. Finished goods inventory dropped to more normal levels of 74,000 metric tons at quarter-end.

Tissue

The tissue segment incurred an operating loss of $3 million in the quarter, an improvement of $1 million compared to the second quarter, and building on the gains of the previous quarter. Favorable product mix and continued pricing gains for away-from-home products led to a $46 per short ton increase in average transaction price, to $1,741, more than offsetting the $32 per short ton increase in delivered cost. As a result, EBITDA improved slightly to $1 million.

Wood Products

The wood products segment reported an operating loss of $4 million in the quarter compared to an operating loss of $3 million in the second quarter. Pricing decreased by $7 per thousand board feet, to $341, mainly due to unfavorable sales mix, while shipments dropped by 55 million board feet due to soft demand. Despite lower shipments, finished goods inventory at quarter-end remained unchanged at a normalized level of 122 million board feet, as the company took over 70 million board feet of downtime in the quarter, for nearly 170 million year-to-date. Even with lower volumes, the delivered cost improved by $4 to $351 per thousand board feet, but not enough to outweigh the 13% drop in sales. Accordingly, EBITDA decreased to $4 million for the quarter, compared to $6 million in the previous quarter.

Newsprint

At $4 million in the third quarter, newsprint’s operating income decreased by $13 million compared to the previous quarter. Sales retreated by 14% as the average transaction price decreased by $24 per metric ton, to $573, and volume was 36,000 metric tons lower, at 314,000. The drop was more significant in offshore markets, which account for approximately 40% of newsprint volumes. Even with the reduction in shipments, finished goods inventory remained relatively unchanged at 104,000 metric tons at quarter-end, as the company continued to take temporary production downtime. Lower volumes combined with unfavorable chemical usage led to most of the $13 per metric ton increase in delivered cost. As a result, EBITDA decreased by $14 million to $11 million for the quarter, equivalent to $36 per metric ton. EBITDA margin decreased to 6%.

Specialty Papers

The specialty papers segment generated operating income of $4 million in the quarter, down $11 million from the second quarter. Pricing decreased by $21 per short ton to $732, while shipments declined slightly to 185,000 short tons. The delivered cost also increased by $29 per short ton, to $705, mainly as a result of higher maintenance and lower cogeneration contribution associated with downtime – mostly planned – at one mill. EBITDA decreased to $15 million, or $85 per short ton. EBITDA margin declined to 11%.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating results were $153 million lower than the third quarter of 2018. Overall pricing had a $111 million unfavorable impact, as the average transaction price decreased by 25% for wood products, 20% for market pulp, and 9% for newsprint. The decline in operating results also reflects the divestiture of the Catawba and Fairmont facilities, as well as an increase in manufacturing costs of $49 million, mainly due to higher fiber expense and additional planned maintenance. These unfavorable items were offset in part by lower variable compensation expense and lower depreciation due to divestitures and full amortization of certain assets.

Corporate and Finance

With $25 million of cash provided by operations, $37 million of capital expenditures, $13 million of softwood lumber duty deposits, and $7 million of share repurchases, the company ended the quarter with $69 million of cash. Liquidity stood at $566 million at quarter-end. Net debt to trailing 12-month adjusted EBITDA remained low, at 1.1x.

By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $149 million on the balance sheet.

So far in 2019, the company repurchased 1.8 million shares, at a cost of $12 million. There remains $12 million under the existing share repurchase program.

In October, the company entered into an amended and restated senior secured credit facility for up to $360 million, replacing the existing $185 million facility entered into in September 2016. The amended credit agreement includes a term loan facility of up to $180 million with a delay draw period of up to three years and maturities of six to ten years at the company’s option, as well as a six-year revolver of up to $180 million.

The company is appealing the decision rendered by the Quebec Superior Court in Canada related to the 2012 acquisition of Fibrek. Of the total amount payable pursuant to the decision of Cdn $44 million, Cdn $19 million was paid in October. The payment and timing of any additional consideration will depend on the outcome of the appeal. During the third quarter, Cdn $30 million ($23 million) was accrued and recorded in “Other (expense) income, net” for the eventual payment of any amounts following the outcome of the appeal.

Outlook

“We expect challenging conditions in market pulp to persist at least through the end of the year, but we see encouraging signs and stronger industry operating rates for softwood pulp, which represents about two-thirds of our production capacity. For tissue, we will build on recent improvements around sales growth and productivity gains to deliver steady improvements over the next few quarters. Even as conditions in the lumber market remain somewhat uncertain, we believe wood products results will improve as reported industry capacity rationalizations support more stable market dynamics. Although we expect to see marginal seasonal improvement in paper shipments in the fourth quarter, we will face sustained pricing pressures for all paper grades, as operating rates remain low. Despite difficult markets, we are focused on maximizing margins and earnings power in our paper business. Our network of competitive assets and solid financial position provide us a strategic edge to weather current market headwinds and take advantage of future transformation opportunities,” added Mr. Laflamme.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until November 14, 2019, by dialing (800) 585-8367, conference number 4663289.

Description of Special Items

Special items	Third quarter
(in millions)	2019	2018
Foreign currency translation gain	$(1)	$—
Net gain on disposition of assets	(1)	—
Non-operating pension and other postretirement benefit credits	(12)	(13)
Other expense (income), net	18	(14)
Income tax effect of special items	5	6

Total	$9	$(21)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into tissue production and sales, or divestitures or other strategic transactions or projects; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations, or the delivery of our products; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of substantially all of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2018.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months		Nine months
	ended September 30,		ended September 30,
	2019	2018	2019	2018
Sales	$705	$974	$2,255	$2,824
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	558	628	1,648	1,881
Depreciation and amortization	42	54	124	161
Distribution costs	94	117	295	356
Selling, general and administrative expenses	30	40	103	125
Closure costs, impairment and other related charges	—	—	—	1
Net gain on disposition of assets	(1)	—	(1)	(4)

Operating (loss) income	(18)	135	86	304
Interest expense	(8)	(12)	(24)	(36)
Non-operating pension and other postretirement benefit credits	12	13	36	38
Other (expense) income, net (1)	(17)	14	(22)	4

(Loss) income before income taxes	(31)	150	76	310
Income tax provision	(12)	(33)	(52)	(111)

Net (loss) income including noncontrolling interests	(43)	117	24	199
Net income attributable to noncontrolling interests	—	—	—	—

Net (loss) income attributable to Resolute Forest Products Inc.	$(43)	$117	$24	$199

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.47)	$1.28	$0.26	$2.18
Diluted	(0.47)	1.25	0.26	2.14

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	90.9	91.3	91.9	91.3
Diluted	90.9	93.4	93.0	93.2

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$69	$304
Accounts receivable, net:
Trade	314	347
Other	63	102
Inventories, net	522	508
Other current assets	40	43

Total current assets	1,008	1,304

Fixed assets, net	1,477	1,515
Amortizable intangible assets, net	49	50
Deferred income tax assets	846	876
Operating lease right-of-use assets	63	—
Other assets	228	190

Total assets	$3,671	$3,935

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$396	$427
Current portion of long-term debt	1	223
Current portion of operating lease liabilities	8	—

Total current liabilities	405	650

Long-term debt, net of current portion (2)	423	422
Pension and other postretirement benefit obligations	1,179	1,257
Operating lease liabilities, net of current portion	58	—
Other liabilities	54	71

Total liabilities	2,119	2,400

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,803	3,802
Deficit	(1,174)	(1,198)
Accumulated other comprehensive loss	(946)	(950)
Treasury stock at cost (3)	(132)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,551	1,534

Noncontrolling interests	1	1

Total equity	1,552	1,535

Total liabilities and equity	$3,671	$3,935

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Nine months
	ended September 30,
	2019	2018
Cash flows from operating activities:
Net income including noncontrolling interests	$24	$199
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	4	6
Depreciation and amortization	124	161
Reversal of inventory write-downs related to closures	—	(1)
Deferred income taxes	52	106
Net pension contributions and other postretirement benefit payments	(96)	(112)
Net gain on disposition of assets	(1)	(4)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(26)	28
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	27	(23)
Net planned major maintenance amortization (payments)	16	(7)
Changes in working capital:
Accounts receivable	60	(6)
Inventories	(14)	(53)
Other current assets	(11)	(13)
Accounts payable and accrued liabilities	(41)	61
Other, net	2	9

Net cash provided by operating activities	120	351

Cash flows from investing activities:
Cash invested in fixed assets	(82)	(94)
Disposition of assets	2	2
Decrease in countervailing duty cash deposits on supercalendered paper, net	1	13
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(46)	(62)
Decrease (increase) in countervailing duty cash deposits on uncoated groundwood paper	6	(6)

Net cash used in investing activities	(119)	(147)

Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(144)
Payments of debt	(225)	—
Purchases of treasury stock (3)	(12)	—
Payments of financing and credit facility fees	(2)	(1)

Cash used in financing activities	(239)	(145)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	1	(1)

Net (decrease) increase in cash and cash equivalents, and restricted cash	(237)	58
Cash and cash equivalents, and restricted cash:
Beginning of period	345	49

End of period	$108	$107

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$69	$72
Restricted cash (included in “Other current assets” and “Other assets”)	39	35

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(43)	$(0.47)

Adjustments for special items:
Foreign exchange gain	—	(1)	(0.01)
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other expense, net	—	18	0.20
Income tax effect of special items	—	5	0.05

Adjusted for special items	$(19)	$(34)	$(0.37)

Three months ended September 30, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$135	$117	$1.25

Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(13)	(0.14)
Other income, net	—	(14)	(0.15)
Income tax effect of special items	—	6	0.07

Adjusted for special items	$135	$96	$1.03

Nine months ended September 30, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$86	$24	$0.26

Adjustments for special items:
Foreign exchange loss	—	9	0.10
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(36)	(0.39)
Other expense, net	—	13	0.14
Income tax effect of special items	—	(2)	(0.02)

Adjusted for special items	$85	$7	$0.08

Nine months ended September 30, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$304	$199	$2.14

Adjustments for special items:
Foreign exchange loss	—	2	0.02
Closure costs, impairment and other related charges	1	1	0.01
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Net gain on disposition of assets	(4)	(4)	(0.04)
Non-operating pension and other postretirement benefit credits	—	(38)	(0.41)
Other income, net	—	(6)	(0.07)
Income tax effect of special items	—	18	0.19

Adjusted for special items	$308	$179	$1.92

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(12)	$(3)	$(4)	$4	$4	$(32)	$(43)
Interest expense						8	8
Income tax provision						12	12
Depreciation and amortization	7	4	8	7	11	5	42

EBITDA	$(5)	$1	$4	$11	$15	$(7)	$19
Foreign exchange gain						(1)	(1)
Net gain on disposition of assets						(1)	(1)
Non-operating pension and other postretirement benefit credits						(12)	(12)
Other expense, net						18	18

Adjusted EBITDA	$(5)	$1	$4	$11	$15	$(3)	$23

Three months ended September 30, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$57	$(10)	$45	$32	$26	$(33)	$117
Interest expense						12	12
Income tax provision						33	33
Depreciation and amortization	7	5	8	16	12	6	54

EBITDA	$64	$(5)	$53	$48	$38	$18	$216
Non-operating pension and other postretirement benefit credits						(13)	(13)
Other income, net						(14)	(14)

Adjusted EBITDA	$64	$(5)	$53	$48	$38	$(9)	$189

Nine months ended September 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$57	$(15)	$(1)	$49	$34	$(100)	$24
Interest expense						24	24
Income tax provision						52	52
Depreciation and amortization	17	13	25	22	32	15	124

EBITDA	$74	$(2)	$24	$71	$66	$(9)	$224
Foreign exchange loss						9	9
Net gain on disposition of assets						(1)	(1)
Non-operating pension and other postretirement benefit credits						(36)	(36)
Other expense, net						13	13

Adjusted EBITDA	$74	$(2)	$24	$71	$66	$(24)	$209

Nine months ended September 30, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$131	$(21)	$177	$46	$23	$(157)	$199
Interest expense						36	36
Income tax provision						111	111
Depreciation and amortization	22	11	23	49	36	20	161

EBITDA	$153	$(10)	$200	$95	$59	$10	$507
Foreign exchange loss						2	2
Closure costs, impairment and other related charges						1	1
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Net gain on disposition of assets						(4)	(4)
Non-operating pension and other postretirement benefit credits						(38)	(38)
Other income, net						(6)	(6)

Adjusted EBITDA	$153	$(10)	$200	$95	$59	$(28)	$469

See Notes to the Reconciliations of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.

Effective July 31, 2012, we completed the final step of the transaction pursuant to which we acquired the remaining 25.4% of the outstanding Fibrek Inc. (or “Fibrek”) shares, following the approval of Fibrek’s shareholders on July 23, 2012, and the issuance of a final order of the Quebec Superior Court in Canada (or “Quebec Superior Court”) approving the arrangement on July 27, 2012. Certain former shareholders of Fibrek exercised rights of dissent in respect of the transaction, asking for a judicial determination of the fair value of their claim under the Canada Business Corporations Act. On September 26, 2019, the Quebec Superior Court rendered a decision fixing the fair value of the shares of the dissenting shareholders at Cdn $1.99 per share, or Cdn $31 million in aggregate, plus interest and an additional indemnity, for a total currently estimated at Cdn $44 million ($33 million, based on the exchange rate in effect on September 30, 2019) payable in cash. Of this amount, Cdn $19 million ($14 million) was payable immediately and paid on October 2, 2019. We are appealing the decision, therefore the payment of any additional consideration and its timing will depend on the outcome of the appeal. As previously reported, we had accrued Cdn $14 million ($10 million, based on the exchange rate in effect on September 30, 2019) for the payment of the dissenting shareholders’ claims. We have accrued an additional Cdn $30 million ($23 million, based on the exchange rate in effect on September 30, 2019) for the estimated eventual payment of any amounts following the outcome of the appeal, and as a result recorded $23 million in “Other (expense) income, net” in our Consolidated Statements of Operations for the three and nine months ended September 30, 2019.

2.

On October 28, 2019, we entered into an amended and restated senior secured credit agreement for up to $360 million, replacing our existing $185 million senior secured credit facility. The amended and restated credit agreement includes a term loan facility of up to $180 million and a six-year revolving credit facility of up to $180 million. The term loan facility is available with a delayed draw period of up to three years, and the choice of maturities of six to ten years from the date of drawing. At closing, we repaid our $46 million term loan by borrowing under our new six-year revolving credit facility.

3.

During the three and nine months ended September 30, 2019, we repurchased 1.1 million and 1.8 million shares, respectively, at a cost of $7 million and $12 million, respectively, under our $150 million share repurchase program, which was launched in 2012. We did not repurchase any shares during the three and nine months ended September 30, 2018. There remains $12 million under the program.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

EBITDA margin is calculated as EBITDA divided by sales.

Net debt is calculated as total debt less cash and cash equivalents.

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.